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                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                             FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                              Commission File Number 33-58996

                Summit Communications Group, Inc.
      ______________________________________________________
      (Exact name of registrant as specified in its charter)

                       75 Rockefeller Plaza
                        New York, NY 10019
                          (212) 484-8000
       _____________________________________________________
       (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                     10 1/2% Senior Subordinated
                        Debentures due 2005
       ________________________________________________________
       (Title of each class of securities covered by this Form)

                             None
    ______________________________________________________________
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the
certification or notice date:      1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Summit Communications Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 4, 1997
                                        By:  /s/ Thomas W. McEnerney
                                                 Vice President